UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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TIENS BIOTECH GROUP (USA), INC.
(Name of Registrant as Specified in Its Charter)

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TIENS BIOTECH GROUP (USA), INC.

No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park,
Tianjin, China 301700

NOTICE OF ANNUAL MEETING OF
STOCKHOLDERS
to be held on May 28, 2010

TO OUR STOCKHOLDERS:

PLEASE TAKE NOTICE that the annual meeting of stockholders (the “Annual Meeting”) of Tiens Biotech Group (USA), Inc., a Delaware company (the “Company”), will be held at the Company’s Tianjin, China offices at No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, on May 28, 2010, at 9:00 a.m., local time, for the following purposes:

1.	To elect six directors to hold office for the term specified in the proxy statement or until their successors are elected and qualified;

2.	To ratify the appointment of Crowe Horwath LLP, independent public accountants, as the auditor of the Company for the fiscal year ending December 31, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment.

The Board of Directors has fixed the close of business on April 27, 2010 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment. A proxy statement, providing information, and a form of proxy to vote, with respect to the foregoing matters accompany this notice.

By Order of the Board of Directors

/s/ Jinyuan Li

Jinyuan Li
Chairman, Chief Executive Officer and President

Dated: April 28, 2010

IMPORTANT

Whether or not you expect to attend the Annual Meeting, please complete and execute the accompanying proxy and return it promptly in the enclosed reply envelope, which requires no postage. If you grant a proxy, you may revoke it at any time prior to the Annual Meeting. Also, whether or not you grant a proxy, you may vote in person if you attend the Annual Meeting.

PLEASE NOTE:  If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares in the election of directors, unless you direct the nominee holder how to vote, by marking your proxy card.

TIENS BIOTECH GROUP (USA), INC.

No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park,
Tianjin, China 301700

PROXY STATEMENT
Annual Meeting of Stockholders
to be held on May 28, 2010

SOLICITATION OF PROXY

The accompanying proxy is solicited on behalf of the Board of Directors (the “Board”) of Tiens Biotech Group (USA), Inc. (the “Company”), for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the Company’s Tianjin, China offices, located at No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, on May 28, 2010, at 9:00 a.m., local time, and at any adjournment.  In addition to mail, proxies may be solicited personally or by electronic communication by the Company’s officers, directors and other employees, without additional compensation.  The Company may also request brokerage houses, nominees, custodians and fiduciaries to forward the soliciting material to the beneficial owners of stock held of record and will reimburse them at the rates suggested by NYSE Amex. The Company will bear the cost of solicitation of proxies, which are expected to be nominal. The Board has set April 27, 2010 as the record date (the “Record Date”) to determine those holders of record of common stock, par value $0.001 per share (the “Common Stock”), who are entitled to notice of, and to vote at the Annual Meeting.  On or about April 29, 2010, this Proxy Statement and the proxy card (the “Proxy Card” or “Proxy”) are first being mailed to stockholders of record as of the close of business on the Record Date.

If a stockholder specifies how the proxy is to be voted with respect to any of the proposals for which a choice is provided, the proxy will be voted in accordance with such instructions.  If a stockholder fails to so specify with respect to such proposals, the proxy will be voted “FOR” Proposals No. 1 and No. 2.

GENERAL INFORMATION ABOUT VOTING

Outstanding Shares and Voting Rights

Only stockholders of record at the close of business on the Record Date are entitled to vote at the Annual Meeting.  As of the close of business on the Record Date, there were 71,333,586 shares of Common Stock outstanding.  Stockholders are entitled to one vote for each share of Common Stock held as of the record date.

Procedures for Voting or Revoking Proxies

You may vote your proxy by completing, dating, signing, and mailing the accompanying form of proxy in the postage–paid return envelope provided.  The persons authorized by any of those means to vote your shares will vote them as you specify or, in absence of your specification, as stated on the form of proxy.  You may revoke any proxy by notifying the Company in writing to Charles Lv, Secretary, c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, People’s Republic of China 301700, or by voting a subsequent proxy or in person at the Annual Meeting.

Attending the Annual Meeting

You may obtain directions to the Annual Meeting by writing to Company at the above address, Charles Lv, Secretary, c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, People’s Republic of China 301700.  If you attend the Annual Meeting, you may vote there in person, regardless whether you have voted by the means mentioned in the preceding paragraph.

Required Votes

If a quorum is present, in person or by proxy, all elections for Directors shall be decided by a plurality of the votes cast in respect thereof.  Stockholders entitled to vote for the election of Directors can withhold authority to vote for all nominees for Directors or can withhold authority to vote for certain nominees for Directors.

Abstentions may be specified on all proposals submitted to a stockholder vote other than the election of Directors.  Brokers holding shares of the Company’s Common Stock in street name who do not receive instructions are entitled to vote on the ratification of the appointment of the independent auditors.  Abstentions will be counted as present for purposes of determining the existence of a quorum.  Abstentions and broker non-votes on the Company’s proposal to ratify the appointment of the independent auditors will not have any effect for or against such proposal.

Execution of the accompanying proxy card will not affect a stockholder’s right to attend the Annual Meeting and vote in person.  Any stockholder giving a proxy has the right to revoke it by giving written notice of revocation to the Secretary of the Company at any time before the proxy is voted or by attending the Annual Meeting and voting in person.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of shares of Common Stock as of April 21, 2010 by each of the Company’s directors and executive officers; all executive officers and directors as a group, and each person known to the Company to own beneficially more than 5% of Company’s Common Stock. Except as otherwise noted, the persons identified have sole voting and investment powers with respect to their shares.

Name of Beneficial Owner (1)	Number of Shares	Percent of Class
Jinyuan Li (2)	67,830,000	95.1%
Manbo He	—	—
Yupeng Yan	—	—
Howard Balloch	—	—
Socorro Quintero	—	—
Gilbert Raker	—	—
All Directors and Executive Officers as a Group (6 persons)	67,830,000	95.1%
TIENS (USA) Investment Holdings Group Overseas Limited (2)	67,830,000	95.1%

(1)           Unless otherwise indicated, the address for each director and executive officer is c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

(2)           The shares are owned by TIENS (USA) Investment Holding Group Overseas Limited (“TIH”). As sole director of TIH, Jinyuan Li has voting and dispositive power over the shares.  The business address of TIH is c/o Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

Proposal No. 1.

Election of Six Directors

Six directors will be elected at the Annual Meeting to serve for a term of one year, until the next Annual Meeting and until their successors have been duly elected and have qualified.  If any nominee is unable to serve, which the Board has no reason to expect, the persons named in the accompanying proxy intend to vote for the balance of those named and, if they deem it advisable, for a substitute nominee.  The six nominees for election as directors to serve until the next Annual Meeting are Jinyuan Li, Manbo He, Yupeng Yan, Howard Balloch, Socorro Quintero and Gilbert Raker.

Directors and Executive Officers of the Company

Set forth below are the names of the directors and executive officers of the Company as of April 21, 2010. Jinyuan Li has served on the Board since September 2003.  Manbo He was appointed to the Board in June 2009.  All other directors have served on the Board since January 2004.

NAME	AGE	POSITION

Jinyuan Li	52	Chairman, Chief Executive Officer, President and Director

Manbo He	40	Chief Financial Officer and Director

Yupeng Yan	47	Executive Vice President and Director

Howard Balloch	59	Director

Socorro Quintero	58	Director

Gilbert Raker	66	Director

None of the Company’s directors and officers was selected pursuant to any agreement or understanding with any other person. There is no family relationship between any director or executive officer and any other director or executive officer.

Jinyuan Li

Jinyuan Li has served as the Chairman of the Board and a Director since September 2003. Jinyuan Li is also the President and founder of Tianshi Group and has held the position of President since 1995. Mr. Li has 14 years of experience in the petroleum and plastics industries. As a founder of the Company, Mr. Li has developed Tiens into a global company that is a pioneer and innovator in its field. Mr. Li holds a number of leadership positions in government and social associations, including as Standing Committee Member of Tianjin Political Consultative Conference; Vice-chairman of China Enterprise Confederation & China Enterprise; Executive of All-China Federation of Industry & Commerce; Vice Chairman of China Association for the Promotion of Industrial Development; and Vice President of Chinese Healthcare Association. Mr. Li was elected as one of the Top Ten Most Outstanding Talents in the Greater China Area; one of the Ten Most Popular Personages Among the High-Ranking, by China Economic Forum; Excellent Entrepreneur, by the Organization Committee of the Second Chinese Entrepreneur Forum in 2003, and as the Most Creative Chinese Businessman of Asia in 2004. Mr. Li holds an MBA from Nankai University.

Manbo He

Manbo He has served as the Company’s Chief Financial Officer and a Director since June 2009. Prior to that, Mr. He served as Advisor to Holley Group Co. Ltd. from October 2008 to April 2009 and as Chief Operating Officer of Holley Group Co. Ltd. from April 2006 to October 2008.  During that time he was also appointed as an Executive Director of the Board of Directors at Holley Technology Co., Ltd.  Mr. He served as Vice President of Calston Investment Co., Ltd. from February 2003 to April 2006.  Mr. He is a Canadian certified general accountant and has received his Bachelor of Business Administration from Beijing Institute of Business in China and a Master of Business Administration from Thunderbird School of Global Management in United States.

Yupeng Yan

Yupeng Yan has served as the Executive Vice-President of the Company since September 2003. Mr. Yan has also served as Vice-President of Tianshi Group since March 1997, acting as general manager of its Global Information Technology Center from July 2007 to January 2009 and as head of its Global Marketing Center from June 2004 to June 2007. Since November 2008 Mr. Yan has served as the Vice General Manager of Global Marketing Center and Vice President of Tianshi Group’s China Region.  Mr. Yan currently holds a number of leadership positions including Vice-Dean of Tianshi College (formerly Tianshi Occupational Technique Institute), and Vice-Chairman of Tianshi Science and Technique Association. Mr. Yan was elected as one of the Chinese Ten Outstanding Professional Managers in 2004. Mr. Yan has experiences in international and cross-cultural negotiations, public relations and global marketing management, HR management, logistics and IT utilization. Mr. Yan received an Executive MBA from Nankai University in July 2004.

Howard Balloch

Howard Balloch serves as a director of the Company and is the founder and President of The Balloch Group, an investment advisory and merchant banking firm located in Beijing, China.  Mr. Balloch served as the Canadian ambassador to the People’s Republic of China from February of 1996 until July of 2001. Mr. Balloch currently serves on the board of directors of the following companies: Ivanhoe Energy, Inc. (TSX: IE, NASDAQ: IVAN), Ivanhoe Mines Ltd. (TSX, NYSE, NASDAQ: IVN), East Energy Corp. (TSX: EEC), Methanex Corporation (TSX:MX, NASDAQ: MEOH), and Maple Leaf Education Holding. Mr. Balloch is also the Vice-Chairman of the Canada China Business Council.  Mr. Balloch received his B.A. and M.A. degrees from McGill University.

Socorro Quintero

Socorro Quintero serves as a director of the Company. Dr. Quintero is an Associate Professor of Finance and Managing Director of the Corporate Directors Institute at Oklahoma City University’s Meinders School of Business (“OCU”). She is the founder and Managing Director of the Corporate Directors Institute at OCU. The Corporate Directors Institute provides a forum for board directors and governance professionals to share their expertise on current pressing board governance issues. Prior to joining OCU in 1993, she was an Assistant Professor of Finance at the University of South Florida. Among others, her expertise includes corporate financial management, investments management and financial derivatives. Due to her frequent teaching assignments in China, she has  familiarity with the China business environment. Dr. Quintero has also work experience in operations management, mostly in various industrial engineering capacities and functions while working for Atlantic Steel Company, Abbott Laboratories and Levi Strauss & Co. She received a B.S. in Physics from the University of the Philippines, an M.S. in Industrial Engineering from the Georgia Institute of Technology, and a Ph.D. in Finance from the University of Texas at Austin.

Gilbert Raker

Gilbert Raker serves as a director of the Company and is currently the Vice Chairman and a Director of Electro-Comp Services Inc., a private company primarily engaged in the testing and verification of the functionality of electronic components as well as the brokering of said components located in Clearwater, FL.  From January 2009 to February 2010 he worked with a niche investment bank in New York that focused on financing middle market companies. From November 1988 to January 2009 he was the President, Chief Executive Officer and Chairman of the Board of SEMX Corporation, a multi-national company that manufactured materials and components used in microelectronic circuitry on a worldwide basis for the automotive, consumer electronics, defense, medical and aerospace industries.  Prior to November 1988, Mr. Raker worked at two private equity investment firms, was employed as the Chief Financial Officer and in one case as the Chief Operating Officer of two New York Stock Exchange listed companies and served in a variety of capacities in numerous private and public companies.  He began his career as a Management Consultant for Touche Ross.  Mr. Raker received his B.S. in Chemistry from Eastern University, his MBA in Production Management from Syracuse University and completed all of the course work for a PhD in Finance and Economics at Syracuse University. Early in his career he taught Accounting and Production Management at Eastern University and Syracuse University, respectively.

BOARD AND COMMITTEE MEETINGS

The Board held two meetings during 2009. Jinyuan Li and Yupeng Yan attended fewer than 75% of the total number of meetings of the Board in 2009. No other director attended fewer than 75% of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served during 2009.

The Board has determined that directors Howard Balloch, Socorro Quintero and Gilbert Raker are “independent” under Section 121(a) of the NYSE Amex Company Guide. The ownership by Jinyuan Li, the Company’s President and Chief Executive Officer, of more than 50% of the Company’s voting stock makes it a “controlled company” to which NYSE Amex rules requiring a majority of the directors to be independent and relating to executive compensation and Board nominations need not apply.

The Board has an Audit Committee and a Compensation Committee.  The Board does not have a Nominating Committee. The entire Board assumes the duties that would be delegated to a Nominating Committee. The Company believes that this practice focuses the attention of each director on the important task of selecting nominees, and a separate committee is unnecessary. The Company encourages but does not have a policy with regard to Board members’ attendance at annual meetings of stockholders. The Company held an annual meeting of stockholders on May 28, 2009. Ge Wen, the Company’s former Secretary, attended that meeting in person and Manbo He, Socorro Quintero, Gilbert Raker attended the meeting by telephone.

Board Operations and Risk Oversight

Jinyuan Li holds the positions of principal executive officer and chairman of the Board of Company. Given the limited number of directors comprising the Board, the independent directors call and plan their executive sessions collaboratively and, between Board meetings, communicate with management and one another directly. Although the Board has not yet designated a lead director, the Board is considering appointing one in the near future.

The Board of Directors is responsible for the overall risk oversight of the Company. The Board discusses, and receives updates from senior management on the identification, assessment, management and mitigation of the critical risks facing the Company. The Audit Committee requires the Company’s management to update the Audit Committee about the Company’s major financial risk exposure and the steps that management has taken to monitor and control such exposure and oversee the risks related to financial issues. The Audit Committee monitors risks associated with financial reporting and internal controls, receives annual reports on risk assessment from the Company’s auditors and regularly discusses financial and economic risks as well as financial implications of certain regulatory or legal risks with the Company’s Chief Executive Officer, Chief Financial Officer, other members of senior management and outside counsel or consultants.

Code of Ethics

The Board has adopted a Code of Ethics to promote its commitment to the legal and ethical conduct of the Company’s business. The Chief Executive Officer, Chief Financial Officer, and other senior officers are required to abide by the Code of Ethics, which provides the foundation for compliance with all corporate policies and procedures, and best business practices.

The Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2004. A written copy of the Code of Ethics will be provided upon request at no charge by writing to the Company’s corporate secretary, Charles Lv, at Tiens Biotech Group (USA), Inc., No. 6, Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700.

Nominations by Stockholders

The Board accepts stockholders’ director nominations.  Pursuant to the terms of the Company’s bylaws, such nominations must be in writing and set forth (a) the name and address of the person nominated, (b) the name and address of the nominator, (c) the number of shares of each class of capital stock of the Company that the nominator owns, (d) the name and address of each other stockholder, if any, with whom the nominator is acting in concert, and (e) the number of shares beneficially owned by each such stockholder.  The nominator must also submit in writing (i) the information with respect to each such proposed nominee that would be required to be provided in a proxy statement, and (ii) a notarized affidavit executed by each such proposed nominee to the effect that, if elected, he/she will serve and he/she is eligible for election.  To be timely delivered in connection with an annual meeting, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company’s principal executive offices not less than 90 days nor more than 180 days before the date of the current year’s annual meeting. To be timely delivered in connection with any election of a director at a special meeting of the stockholders, the notice must be delivered to or mailed and received by the Secretary of the Company at the Company’s principal executive offices not later than ten (10) days after the date that notice of the special meeting was mailed, or public disclosure of the special meeting was made, whichever occurred first.  Within 30 days after the nominator has submitted the materials, the Secretary must determine whether the evidence submitted is reasonably satisfactory and must notify the nominator in writing of the determination.  If the Secretary finds that such evidence is not reasonably satisfactory, or if the nominator fails to submit the requisite information in the form or within the time indicated, the Board will not consider the nomination.

The Board does not have a formal policy on Board candidate qualifications.  The Board may consider those factors it deems appropriate in evaluating director nominees made either by the Board or stockholders, including judgment, skill, diversity, strength of character, experience with businesses and organizations comparable in size or scope to the Company, experience and skill relative to other Board members, and specialized knowledge or experience.  Depending upon the current needs of the Board, certain factors may be weighed more or less heavily.  In considering candidates for the Board, the directors evaluate the entirety of each candidate’s credentials and do not have any specific minimum qualifications that must be met. The directors will consider candidates from any reasonable source, including current Board members, stockholders, professional search firms or other persons.  The directors will not evaluate candidates differently based on who has made the recommendation.

Compensation Committee

As of April 21, 2010, the Board’s Compensation Committee members are Messrs. Gilbert Raker, Chair and Yupeng Yan. The Compensation Committee is responsible for reviewing compensation policies applicable to officers and key employers and making recommendations to the Board.  The Compensation Committee does not have a charter.  The Compensation Committee held no meetings in 2009.

Audit Committee

The Audit Committee operates under a formal charter in accordance with the NYSE Amex rules and Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The charter has been approved and adopted by the Board and is reviewed and reassessed annually by the Audit Committee. The charter sets forth the responsibilities, authority, and specific duties of the Audit Committee. The charter specifies, among other things, the structure and membership requirements of the Audit Committee, as well as the relationship of the Audit Committee to the Company’s independent auditors and management.  The Audit Committee unanimously approved revisions to the Audit Committee charter on March 12, 2008.  The revised Audit Committee charter can be found on the Company’s website at www.tiens-bio.com and can be made available in print free of charge to any shareholder who requests it.

The Audit Committee members are Ms. Socorro Quintero, Chairperson, and Messrs. Howard Balloch and Gilbert Raker, each of whom is independent as defined under Section 121(a) of NYSE Amex listing standards currently in effect. The Board has determined that each of Ms. Socorro Quintero and Mr. Gilbert Raker is an “audit committee financial expert” as defined by the Securities and Exchanges Commission (the “SEC”).  The Audit Committee met five times during 2009.

The Audit Committee engages the auditors, approves services performed by the auditors, and assists the full Board in fulfilling its oversight responsibilities with respect to the integrity of financial statements and other financial information. Management prepares the financial statements and establishes the system of internal control.

The disclosure in the Audit Committee Report below does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any of the Company’s other filings under the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates the report by reference therein.

Audit Committee Report

As part of its oversight responsibility, the Audit Committee reviewed and discussed the financial statements with management and the Company’s independent auditor, Crowe Horwath LLP (“Crowe”), including a discussion about the quality and appropriateness, not just acceptability, of accounting principles applied in the Company’s financial statements, for the year ended December 31, 2009.  The independent auditor has the responsibility for expressing an opinion on the conformity of the annual financial statements with US GAAP.  The Audit Committee reviewed with the independent auditor its judgments as to the compliance of the Company’s financial statements with US GAAP and SEC disclosure requirements and other matters as are required to be discussed under US GAAP. The Audit Committee met with the independent auditor, including in an executive session without management present, to discuss the results of the audit, quality of financial reporting, and audit experience with the Company.

The Audit Committee discussed with the independent auditor the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committee, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee received from Crowe a letter and written disclosure, as required by PCAOB Rule 3526, and discussed with Crowe its independence.

An engagement letter was submitted to and approved by the Audit Committee outlining the scope and plan of the annual audit for the year ended December 31, 2009.

Based on the reviews and discussions noted above, the Audit Committee recommended to the full Board that the financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

The Audit Committee also recommends Crowe as the Company’s Independent Auditor for the year ending December 31, 2010.

The Audit Committee

Socorro Quintero, Chairperson
Howard Balloch
Gilbert Raker

Process for Sending Communications to the Board

The Company has not adopted a formal process for stockholder communication with the Board of Directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.  Stockholders who wish to send communications on any topic to the Board should address such communications to the Company’s Secretary at the address below who will forward the correspondence to each addressee:

TIENS BIOTECH GROUP (USA), INC.
No. 6, Yuanquan Road,
Wuqing New-Tech Industrial Park,
Tianjin, China 301700
Attention: Charles Lv, Secretary

Compensation Discussion and Analysis

All compensation decisions for the Company’s executive officers, including the salary of the Company’s CEO and President, Jinyuan Li, are made by Jinyuan Li.  Because Jinyuan Li owns more than 50% of the Company’s voting stock, the Company is a “controlled company” pursuant to Section 801(a) of NYSE Amex Company Guide.  Therefore, the Company is exempt from NYSE Amex Section 805(a), which requires that the compensation of a CEO and all other executive officers be determined, or recommended to the Board for determination, by a compensation committee composed of independent directors, or the majority of independent directors on the Board.

The objectives of the Company’s compensation programs.

The Company seeks to attract and retain executive officers of the highest caliber and motivate them to maximize the success of its business.

What the Company’s compensation program is designed to reward.

The Company’s CEO believes that he is incentivized by his large equity ownership in the Company. Therefore, he believes that a long-term employment contract providing a base salary is appropriate compensation for him. With respect to the other executive officers’ base salaries, the Company’s CEO bases his recommendations on past salary levels with the Company and his perception of the quality of their respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable. The CEO also takes into consideration the relatively low salaries provided to executive officers by companies in China compared to public companies in the United States. The Company’s CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. No relative weight was assigned to any of the foregoing factors.

Elements of compensation.

Each executive officer receives cash compensation as a base salary. Base salary for the Company’s executive officers is fixed by their respective employment agreements, as described under “Employment Agreements.” Jinyuan Li’s salary for 2009 was fixed pursuant to an employment agreement with Tianjin Tianshi Biological Development Co. Ltd. (“Biological”) entered into in 2005. Zheng Wan was the Company’s principal financial officer from November 12, 2008 to June 1, 2009 and his salary was fixed pursuant to an employment agreement dated November 3, 2008. Manbo He has been the Company’s principal financial officer since June 1, 2009 and his salary for 2009 was fixed pursuant to an employment agreement with Biological, dated June 1, 2009, which provides for a term through April 9, 2014.  Their base salaries were based on the CEO’s subjective perceptions of salaries paid by comparable companies for comparable positions. The Company’s executive officers did not receive any bonuses for 2009.  Due to the fact that the Company does not currently and did not in 2009 give bonuses to any of its named executive officers, Jinyuan Li did not identify any individual or corporate goals when setting the remuneration of Messrs. Wan and He for 2009.

The Company’s strategy is to maintain compensation for employees at levels that are equal to or in excess of those offered by companies in China of comparable size, consistent with the individual employees’ capabilities and responsibilities. The Company does not currently have a stock option plan, but may consider adopting one in the future to further incentivize its employees.

Why the Company chooses to pay each element.

The Company has entered into long-term employment agreements with Messrs. Li, Wan and He providing for base salaries.

The employment agreements with Messrs. Li and He provide for payments upon termination for specified reasons. These payments are required by local Chinese employment regulations. Additional information regarding applicable payments under such agreements is provided under the heading “Potential Payments Upon Termination or Change of Control.”

How the Company determines the amount for each element of pay.

With respect to the executive officers’ base salaries, the Company’s CEO bases his recommendations on past salary levels and his perception of the quality of the executive officers’ respective performances and attempts to match their salaries with his perception of compensation levels at a small number of companies he considers comparable, although not necessarily included in the NYSE Amex Composite Index or the NASDAQ Biotechnology Index. The Company’s CEO assesses the normal responsibilities of each position, as well as the extra responsibilities and additional work related to special projects which such executive officers may be expected to perform. The Company’s CEO also takes in to consideration the relatively low salaries provided to executive officers by companies in China compared to public companies in the United States.

Compensation Committee Interlocks and Insider Participation

During 2009, the members of the Compensation Committee were Gilbert Raker and Yupeng Yan. The Compensation Committee did not deliberate on executive compensation for fiscal 2009.  Yupeng Yan was an employee and officer of the Company during 2009. No member of the Compensation Committee has a relationship that would constitute an interlocking relationship with Executive Officers or Directors of the Company or another entity.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K of the Exchange Act with management and the full Board.  Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for 2009.

The Compensation Committee

Gilbert Raker, Chairman

Yupeng Yan

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the fiscal years ended December 31, 2009 and 2008.

Name and Principal Position (1)	Year	Salary ($)	Total ($)

Jinyuan Li	2009	$166,660	$166,660
Chairman, Chief Executive	2008	$166,660	$166,660

Manbo He	2009	$23,333	$23,333
Chief Financial Officer (2)

Zheng Wan	2009	$25,464	$25,464
Former Chief Financial Officer (3)	2008	$8,618	$8,618

(1)	Yupeng Yan was an employee Director of the Company during 2009 but did not qualify as a “named executive officer” because his total compensation was less than $100,000.

(2)	Manbo He became Chief Financial Officer and Director on June 1, 2009 and was not an executive officer of the Company prior to that.

(3)
Zheng Wan resigned as the Company’s Chief Financial Officer and Director on June 1, 2009. Mr. Wan became Chief Financial Officer and Director on November 12, 2008 and was not an executive officer of the Company prior to that.

Grants of Plan Based Awards; Outstanding Equity Awards at Fiscal Year-End; Option Exercises and Stock Vested

The Company does not have any stock option plans.

Pension Benefits

None.

Nonqualified Deferred Compensation

The Company does not provide any nonqualified deferred compensation to any of its employees.

Employment Agreements

The Company’s subsidiary, Biological, has entered into a statutory employment agreement with each of the named executive officers of the Company. Jinyuan Li’s contract is dated June 1, 2005 and has an indefinite period. Zhen Wan’s contract was dated November 3, 2008 and provided for a term through December 31, 2013. The employment contract for Yupeng Yan is dated April 1, 2004 and provided for a term through March 31, 2009. On April 1, 2009, Yupeng Yan’s employment contract was renewed and had an indefinite period. Manbo He also has an employment contract with Biological, dated June 1, 2009 which provides for a term through April 9, 2014.

Under each of these employment contracts, the employee receives vacation time and social insurance according to Chinese government regulations.  The employment agreements with a fixed terms can be renewed within 15 days of the expiration of each agreement with the mutual consent of the parties.  Biological may rescind each agreement without notice if, among other events, the employee materially violates Biological’s rules and regulations or the employee grossly neglects his or her duties and discloses the Company’s confidential business information that harms it.  Biological may rescind each agreement on 30 days’ notice and provide economic compensation if, among other events, the employee suffers from a disease or non-work related injury and after a recovery period is unable to work, or due to material changes, the performance of the agreement has become unpractical.  Pursuant to the terms of each of the employment agreements, the employee may rescind his contract on 30 days’ written notice.

For 2009, the Company paid a salary of $166,660 to Jinyuan Li and $77,000 to Yupeng Yan. Mr. Wan’s contract provided for an annual salary of $80,000. Mr. He’s contract provides for an annual salary of $40,000.

Potential Payments Upon Termination

The employment contracts of Messrs. Li and He each provided for a one-time lump sum payment equal to six months of the employee’s then current salary if the Company terminates his employment contract for one of the following reasons:

•	The employee has a non-work-related injury and is unable to perform his responsibilities;

•	The employee is unable to perform his responsibilities for other reasons;

•	The circumstances based on which the employment contract was entered into have materially changed, and the performance of the contract becomes impractical; or

•	The Company is contemplating bankruptcy and determines to reduce staff.

Assuming that Messrs. Li or He were terminated for one of the above-stated reasons, Mr. Li would receive $83,330, and Mr. He would receive $20,000.  There are no other circumstances, including a change of control of the Company, where the Company is required to make any additional payment to Messrs. Li and He.

Director Compensation

For the year ended December 31, 2009, members of the Board who are not employees of the Company are each entitled to receive an annual cash retainer of $30,000.

Director Summary Compensation Table

The table below summarizes the compensation the Company paid to non-employee Directors for the year ended December 31, 2009.

Name (1)	Fees Earned or Paid in Cash ($)	Total ($)
Howard Balloch	$30,000	$30,000
Gilbert Raker	$30,000	$30,000
Socorro Quintero	$30,000	$30,000

(1)
Jinyuan Li, Zheng Wan and Manbo He are not included in this table as they were employees of the Company during 2009 and received no compensation for their services as Directors.  Their compensation is disclosed in the table in the “Summary Compensation Table”.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and any beneficial owner of more than 10% of any class of the Company equity security to file reports of ownership and changes in ownership with the Securities and Exchange Commission and furnish copies of the reports to the Company.  Based solely on the Company’s review of copies of such forms and written representations by Company’s executive officers and directors received by it, the Company believes that during 2009, all such reports were filed timely.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS1

The Company markets all of its products through various domestic and international business entities that are related to the Company through common ownership. As a result, almost all of the Company’s revenue was generated from related party customers in 2009 and 2008.

The Company owns 100% of Tianshi International Holdings Group Ltd., a British Virgin Islands company (“Tianshi Holdings”).  Tianshi Holdings owns all of the registered share capital of Tianjin Tiens Life Resources Co., Ltd., a Chinese Foreign Investment Enterprise (“Life Resources”) and 80% of the outstanding shares of Tianjin Tianshi Biological Development Co., Ltd. (“Biological”).  Biological is a Chinese-foreign equity joint venture company established under Chinese laws on March 27, 1998, subject to the Law on Sino Foreign Equity Joint Ventures.

Tianjin Tianshi Biological Engineering Co., Ltd. (“Tianshi Engineering”), a Chinese company, owns the remaining 20% of Biological. Tianshi Engineering is 100% owned by Tianjin Tianshi Group Co., Ltd. (“Tianshi Group”), a Chinese company. Tianshi Group is 90% owned by Jinyuan Li, the Company’s Chairman, Chief Executive Officer and President and majority stockholder, and 10% owned by Baolan Li, Jinyuan Li’s daughter. Prior to his appointment as the Company’s Chief Financial Officer, Zheng Wan was concurrently employed by Tianshi Group and Biological.  Tianshi Engineering acquired its 20% interest in Biological from Tianjin Tianshi Pharmaceuticals Co., Ltd. (“Tianshi Pharmaceuticals”) on February 28, 2008.  Tianshi Pharmaceuticals is wholly owned by Tianshi Group.

On March 13, 2008, Tianshi Holdings purchased all of the registered share capital of Life Resources from Tianshi International Investment Group Co., Ltd., a British Virgin Islands company (“Tianshi Investment”), for $64.2 million.  Jinyuan Li owns 100% of Tianshi Investment.  Life Resources is currently constructing research and development, manufacturing and logistic facilities, as well as administrative offices in Tianjin, China totaling approximately 420,000 square meters.  The Company intends to move its headquarters to these new facilities once they are completed.

In China, the Company sells its products to Tianshi Engineering, an affiliated Chinese company, through the Company’s subsidiaries Biological and Life Resources. Tianshi Engineering, in turn, sells the products to customers through its branches and affiliated companies and at chain stores, which are owned by individual distributors. During 2009 Tianshi Engineering closed six of its less profitable branches in China. As of December 31, 2009, Tianshi Engineering had 92 branches in China. Prior to 2006, Biological sold all of its products to Tianshi Engineering as finished products at a price equal to 25% of the Chinese market price for the products. This 25% figure was negotiated between the parties in 2003, before the Company acquired Tianshi Holdings, and the Company believes that it is a reasonable sales price for it to receive. The Company used this pricing formula in 2009, and currently continues to use the same pricing formula.

At the beginning of 2006, Biological also began selling semi-finished products to Tianshi Engineering. To qualify for a direct selling license in China, Tianshi Engineering is required to produce a part of the products that it sells in China. As a result, Biological began to sell semi-finished products to Tianshi Engineering, which jointly shares with the Company licenses to produce, manufacture and sell the products. The price of semi-finished goods sold to Tianshi Engineering was originally set at the beginning of 2006 to provide the Company with a 75% gross profit margin.  However, based on fluctuations in the cost of raw materials and quantities produced, this percentage varied during the year.  This 75% figure was negotiated between the parties, and the Company believes that it is reasonable.  The goal of this new pricing policy was to try to maintain the Company’s gross margins on semi-finished goods at a similar level to historical gross margins for finished goods.

As of June 2008, Life Resources replaced Biological in the production of semi-finished products and began to produce and sell semi-finished products to Tianshi Engineering on the same pricing terms as Biological’s previous sales. Biological currently only sells finished goods to Tianshi Engineering.

1 All numbers presented in the section titled “Certain Relationships and Related Transactions” are based on an exchange rate of $1 = RMB 6.8371 as of December 31, 2009, unless otherwise indicated.

Internationally, the Company sells its products to overseas related companies located in 54 countries who in turn re-package and sell them to independent direct sales distributors. The Company’s CEO, Jinyuan Li, owns or controls these overseas related companies. Due to the common ownership, there are no formal sales or administrative agreements among us and those overseas related parties. The business operations among these related entities are regulated through internal policies.

As operation costs vary from country to country, international market prices vary accordingly. The Company sells its products to overseas affiliates at the FOB (destination port) price, which consists of 25% of the Chinese retail price for similar products in Chinese market, including customs duty, value-added tax and other miscellaneous transportation cost. The overseas affiliates mark up the products to cover their expenses and realize profits of approximately 10%.

The Company’s related party transactions are required to be reviewed and approved or ratified by a majority of its non-interested Board of Directors. The following tables are provided to facilitate your understanding of the transactions and outstanding balances between those related parties and the Company during 2009 and 2008.

	December 31, 2009	December 31, 2008 As Adjusted
Accounts receivable, trade – related parties, net of allowance for doubtful accounts of $1,419,178 and $1,108,789 as of December 31, 2009 and 2008, respectively	$15,379,312	$23,941,431
Other receivables – related parties	$44,561,626	$15,729,076
Advances from customers – related parties	$4,426,751	$3,239,650
Other payables – related parties	$3,326,110	$6,373,900
Current portion of long-term debt - related party	$-	$2,130,000
Long term debt – related party	$-	$2,137,742

Revenue-related Parties

The details of revenue-related parties are as follows:

	2009	2008
Tianshi Engineering	$25,298,232	$33,711,474
Overseas Related Companies	34,734,736	43,536,424
Total	$60,032,968	$77,247,898

In China, the Company sells its products to Tianshi Engineering, an affiliated company. Tianshi Engineering, in turn, sells the products to customers through its branches and affiliated companies and at chain stores which are owned by individual distributors. Internationally, the Company sells its products to overseas affiliates who in turn re-package the products to meet the needs of the local markets and sell to independent distributors who use the products themselves and/or resell them to other distributors or consumers.

Accounts Receivable-related Parties

The details of accounts receivables, trade-related parties are as follows:

	December 31, 2009	December 31, 2008
Tianshi Engineering	$5,035,320	$4,362,355
Overseas Related Companies	11,763,170	20,687,865
Allowance for Doubtful Accounts	(1,419,178)	(1,108,789)
Total	$15,379,312	$23,941,431

Other Receivables-related Parties

Other receivables - related parties are generated by the Company making various cash advances and short term loans, the allocation of various expenses to related parties, and amounts transferred from accounts receivable. The following table summarizes the other receivables- related parties balances:

The details of other receivables-related parties are as follows:

	December 31, 2009	December 31, 2008
Tianshi Investment	$37,000,000	$-
Tianshi Engineering	5,688,926	11,636,208
Tianshi Group	1,613,168	4,018,078
Sego Property service (Tianjin) Co., Ltd.	77,612	-
Tiens SmartFlow Logistics (International) Group Ltd.	74,651	-
Tianjin Tianshi Life Science Co., Ltd.	55,878	-
Tianshi Yinshi Hotel	36,566	36,475
Tianshi Indonesia Logistic & Trade Co., Ltd.	9,873	-
Sego Hotel management Co., Ltd.	2,730	-
Tianshi Pharmaceuticals	1,588	5,922
Shengshi Real Estate Development	634	1,657
Tianjin Xingda Travel Co., Ltd	-	12,932
Shanghai Tianshi Jinquan Investment Co.	-	1,846
Beijing Xingda Travel Co., Ltd	-	1,195
Others	-	14,763
Total	$44,561,626	$15,729,076

Historically, Tianshi Engineering remitted payment to the Company upon sales to third party customers.  However, in order to support Tianshi Engineering’s marketing efforts in anticipation of receiving a direct selling license in China, the Company has agreed to allow Tianshi Engineering to defer payment to it. The credit terms provide an interest-free credit term of three months. Any amounts exceeding this term are transferred from accounts receivable - related parties to other receivable - related parties.  Beginning January 1, 2007, the other receivables - related parties became interest bearing once a loan contract is adopted.  The interest rate is the interest rate, on the date the loan commences, that is stipulated by the People’s Bank of China for a loan of the same level.

On April 21, 2009, the Company entered into a loan agreement with Tianshi Engineering. Pursuant to that agreement, effective as of April 1, 2009, $2,562,017 of other receivables-related parties, which originated from Tianshi Engineering as accounts receivable, became interest bearing. The loan was due on June 30, 2009 and the stated interest rate was 4.86%. Both the principal of $2,562,017 and interest on the loan of $12,624 were paid off on May 7, 2009. For the year ended December 31, 2009 and 2008, the interest income from the other receivables - related parties amounted to $12,624 and $0, respectively.

During the years ended December 31, 2009 and 2008, Tianshi Group and the Company used common meters at the Company’s headquarters for electricity and water, and also used the same employee insurance account. When making payments to these outside parties, the Company usually pays the fees first and then is reimbursed by Tianshi Group. These pro-rated amounts relating to Tianshi Group are categorized as other receivables - related parties.

On December 31, 2008, Biological entered into a Property Transfer Agreement with Tianshi Group, pursuant to which Biological transferred four buildings at the price of RMB 32,800,000 ($4,797,328).  As of December 31, 2009, the remaining balance due from Tianshi Group for the purchase of the four buildings amounted to RMB 17,800,000 (or US $2,603,428).

As the renminbi has been increasing in value against the dollar over the past several years, beginning in 2007, the Company has exchanged cash held in dollars into renminbi through Tianjin Xiongshi Construction and Decoration Co., Ltd (“Xiongshi Construction”), a related party construction company, which is 100% owned by the Company’s current Chairman, Chief Executive Officer and President, Jinyuan Li. For the years ended December 31, 2009 and 2008, the amounts transferred to Xiongshi and changed to renminbi were $0 and $12,500,000, respectively.

On November 15, 2009, Tianshi Holdings and Tianshi Investment entered the Transfer Contract, pursuant to which Tianshi Holdings agreed to sell all of the registered share capital of Tiens Yihai it owned to Tianshi Investment for $37.0 million.  Tiens Yihai holds land use rights for 50 acres of land located in Shanghai, China. Tiens Yihai was originally established to build a new research and development facility, but the Company suspended the proposed development in March 2007. Tianshi Holdings held 96% of the equity interest in Tiens Yihai.  Tianjin Tianshi Pharmaceuticals Co., Ltd. owned the remaining 4% of Tiens Yihai’s share capital. The sale closed on November 15, 2009. Pursuant to the Transfer Contract, $3,700,000 of the purchase price was paid during the first quarter of 2010, and the remaining $33,300,000 is payable by November 14, 2010.

Advances from Customers-related Parties

Advances from related party customers were $4.4 million and $3.2 million as of December 31, 2009 and 2008, respectively.  These advances represented prepayments made to the Company to insure that overseas customers could obtain enough of its products to meet their market demands.

Other Payables-related Parties

These amounts arose primarily from previous cash advances from related parties such as management fees due to related parties and various non-operational transactions incurred with related parties.  The details of other payable-related parties are as follows:

	December 31, 2009	December 31, 2008
Fuhong Development Co. Ltd.	$3,000,000	$0
Tianshi Germany Co., Ltd.	107,326	105,553
Tianjin Tianshi Global International Trade Co., Ltd.	93,606	23,344
Tianyuan Capital Development Co. Ltd.	84,359	84,359
Tianshi Engineering	40,805	0
Tianshi Administrative Committee of Industrial Park	14	14
Tianshi Investment	0	6,080,385
Beijing Xingda Travel Co., Ltd.	0	80,245
Total	$3,326,110	$6,373,900

On January 21, 2008, Life Resources and Tianshi Investment entered into a loan agreement, pursuant to which Tianshi Investment agreed to provide a loan to Life Resources of $6.5 million without interest. The loan was originally due on June 30, 2008, but subsequently extended, most recently to June 30, 2009, on December 31, 2008. On June 30, 2009, the Company paid the loan in full.

On June 5, 2009, Biological, Tianshi Holdings, Tianshi Investment and Tianshi Group entered into an agreement pursuant to which Biological agreed to pay $3.9 million to Tianshi Group on behalf of Tianshi Investment, Tianshi Investment agreed to cancel a $3.9 million loan owed by Tianshi Holdings, and Tianshi Holdings agreed to cancel a $3.9 million dividend owed by Biological.

On November 10, 2009, Tianshi Holdings borrowed $3,000,000 from Fuhong Development Co., Ltd, a British Virgin Islands company, which is 100% owned by Jinyuan Li, to fund its capital contribution to Life Resources. On the February 10, 2010, the loan was paid in full by canceling the same amount Tianshi Investment owed to the Company.

Long Term Debt-related Party

On September 10, 2004, Tianshi Holdings entered a term loan agreement with Tianyuan Capital Development Co. Ltd. (“Tianyuan Capital”), pursuant to which Tianyuan Capital agreed to lend $10.65 million in the aggregate to Tianshi Holdings, at an interest rate of 5% per year, with interest payable on June 30 and December 31, commencing December 31, 2004. Pursuant to this agreement, Tianshi Holdings must repay the loan in ten consecutive semi-annual installments of $1,065,000 commencing June 30, 2006 and ending June 30, 2011. Tianshi Holdings used the loan proceeds to fund its capital contribution to Tiens Yihai. Mr. Jinyuan Li owns 100% of Tianyuan Capital. Interest of $186,543 and $266,273 was paid for the years ended December 31, 2009 and 2008, respectively, and the loan was paid in full by the Company on December 31, 2009.

Transactions with Tianshi Group

Since 2003, Biological has leased office space and manufacturing facilities from Tianshi Group. The lease provides for an annual rent at 1% of the Company’s total gross revenues. The rent was negotiated by the parties before the Company acquired Tianshi Holdings, and the Company believes that it is a reasonable rent for the facilities. The term of the lease was for five years and expired on December 31, 2007. In addition, the Company is obligated to pay insurance, maintenance and other expenses related to the premises. This lease has been renewed annually since 2008 on the same economic terms.  The total amount paid on this lease amounted to $545,192 for the 12 months ended December 31, 2008.

On December 25, 2008, Biological and Tianshi Group entered into a Property Transfer Agreement (the “Property Transfer Agreement”). Under the Property Transfer Agreement, Biological transferred to Tianshi Group four buildings consisting of 9,974.31 square meters, including three workshops and a canteen, located at the Company’s headquarters in Tianjin China. Pursuant to the Property Transfer Agreement, Tianshi Group will pay Biological RMB 32,800,000 ($4,797,328). This transaction resulted in a loss of RMB 1,912,983 ($274,762) for Biological. The Company bore 80% of the loss, or $ 219,810.

On January 1, 2009, each of Biological and Life Resources entered a Lease Agreement with Tianshi Group pursuant to which Biological and Life Resources will have the right to use and occupy the workshop spaces being transferred under the Property Transfer Agreement. The leases are rent-free, except that Biological and Life Resources are required to pay Tianshi Group for utility charges and maintenance costs on the buildings. The leases continues until the earlier of the date that Biological and Life Resources acquire use of alternate facilities or the land use rights on the underlying property expire. For the year ended December 31, 2009,  Biological and Life Resources recorded $303,056 of the rent expense, which is not paid to Tianshi Group, but recorded as paid in capital based upon market price.

Transactions with Tianshi Engineering

On October 31, 2007, Biological entered into four lease agreements with Tianshi Engineering that enable Tianshi Engineering to share the use of certain of Biological’s product production workshops and equipment to manufacture products which Tianshi Engineering owns, or jointly owns, with Biological.  Each of the four agreements was effective as of January 1, 2008 and expired on December 31, 2009. On December 31, 2007, Biological entered into two supplemental agreements, which added fourteen pieces of personal care products production equipment to, and removed two health products production workshops from, two of the lease agreements Biological entered into on October 31, 2007. Following is a summary of the monthly rent payable to Biological under the four leases Biological entered into on October 31, 2007 (as amended by the two supplemental agreements entered into on December 31, 2007):

Lease Agreement	Monthly rent

Lease Agreement for Health Products Production Equipment	$12,252
Lease Agreement for Health Products Production Workshops	$6,326
Lease Agreement for Personal Care Product Production Equipment	$6,014
Lease Agreement for Personal Care Products Production Workshops	$3,086

On December 25, 2008, Biological entered into a Transfer Agreement with Tianshi Group, the parent company of Tianshi Engineering, pursuant to which Biological transferred to Tianshi Group all of the workshops covered by the above-listed lease agreements. Consequently, the Lease Agreement for Health Products Production Workshops and the Lease Agreement for Personal Care Products Production Workshops cited above expired at the end of 2008.

Rent revenue accrued from these leases amounted to $219,605 and $326,956 for the year ended December 31, 2009 and 2008, respectively.

On November 20, 2009, Lease Agreement for Health Products Production Equipment and Personal Care Product Production Equipment were renewed by Biological and Tianshi Engineering. Each of the two agreements is effective as of January 1, 2010 and expires on December 31, 2010.

Transactions with Tianshi Pharmaceuticals

In April 2004, Tianshi Holdings entered a joint venture contract with Tianshi Pharmaceuticals to establish Tiens Yihai. Tiens Yihai was initially 99.4% owned by Tianshi Holdings and 0.6% owned by Tianshi Pharmaceuticals. Tiens Yihai is located in Shanghai, China, and was established to build a new research and development facility in Shanghai, China. In March 2007, the Company decided to suspend the proposed development by Tiens Yihai.

On October 14, 2008, Tiens Yihai received an approval from the local government to decrease its registered capital from $200 million to $29,989,361, an amount corresponding to its paid-in capital. Pursuant to the change in registered capital, the percentage of capital ownership of both investors changed. The share held by Tianshi Holdings decreased from 99.4% to 96% and the share owned by Tianshi Pharmaceuticals increased from 0.06% to 4% of Tiens Yihai’s share capital.

Tianshi Pharmaceuticals, Tianshi Holdings, Tianshi Pharmaceuticals and Tianshi Group entered into a letter of intent on December 31, 2008, pursuant to which, Tianshi Holdings intended to sell its 96% share of Tiens Yiahi to Tianshi Pharmaceuticals with Tianshi Group guaranteeing payment. However, this transaction was abandoned.

On December 15, 2009, the Company entered into a one-year lease agreement with Tianshi Pharmaceutical. Under the terms of the lease agreement, the Company leased equipment for the fee of $3,711 per month. In addition, the Company is obligated to pay insurance, maintenance and other expenses related on the equipments. This agreement is effective from January 1, 2010 and expired on December 31, 2010.

Transactions with Tianshi Investments

On December 20, 2007, Tianshi Holding entered into a Sale and Purchase Agreement with Tianshi Investment, Biological and Tianshi Engineering. Pursuant to the Sale and Purchase Agreement, Tianshi Holdings agreed to buy all of the registered share capital of Life Resources from Tianshi Investment for RMB 474,674,415, or $64,247,182. The closing of the transaction was subject to government approval of the transfer of Life Resources to Tianshi Holdings.  On March 13, 2008, the government approved the transfer.

Pursuant to the Sale and Purchase Agreement, the Company advanced a deposit of $64,247,182 to Tianshi Investment on December 20, 2007. This acquisition deposit was settled as follows:

•	$28,592,743 was paid by canceling a loan in the principal amount of RMB 200,000,000 to Tianshi Engineering owed by Biological together with interest accrued;

•	$16,557,914 was paid by canceling other receivables due to Biological from Tianshi Engineering; and

•	$19,096,525 was paid in cash.

On January 14, 2008, Tianshi Holdings and Tianshi Investment entered into a Loan Agreement pursuant to which Tianshi Holdings loaned Tianshi Investment $4.1 million without interest.  The loan was required to be used by Tianshi Investment to increase the registered share capital of Life Resources.  The loan was due on March 31, 2008, provided however, that if the government approved the transfer of the shares of Life Resources to Tianshi Holdings prior to that date, the loan would be cancelled, as Life Resources would then be a wholly-owned subsidiary of Tianshi Holdings.  The approval was received on March 13, 2008, and therefore, the loan was cancelled on the same date.

Transactions with Life Science

On August 25, 2008, Life Resources entered a definitive agreement with the Wuqing Branch Bureau of Tianjin Municipal Land and Resources and Administrative Bureau (the “Tianjin Government”) and Tianjin Tiens Life Science Co., Ltd. (“Life Science”) pursuant to which Life Resources and Life Science will pay the Tianjin Government in connection with changes to the zoning on several parcels of land on which they respectively have land use rights from “industrial” to “educational.” Life Resources will pay a total of RMB 41,022,061 (or approximately US$6.0 million) in connection with the zoning changes to its parcels.

Transactions with Baofeng

On September 4, 2008, the Company entered into a one-year storage services agreement (the “Baofeng Agreement”) with Tianjin Baofeng Construction & Engineering Co., Ltd., a third party company. Under the Baofeng Agreement, Biological leased a warehouse of 6,745.28 square meters located in Wuqing New-tech Industrial Park, Tianjin, China at the lease fees of RMB 87,688.64 per month. The agreement terminated on September 9, 2009.  The total amounts paid in 2009 and 2008 under this lease were $115,365 and $37,784, respectively.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE BOARD OF
DIRECTORS’ NOMINEES.

PLEASE NOTE:  If your shares are held in street name, your broker, bank, custodian, or other nominee holder cannot vote your shares in the election of directors, unless you direct the holder how to vote, by marking your proxy card.

Proposal No. 2.

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed Crowe Horwath LLP (“Crowe”) as independent auditors to audit the financial statements of the Company for the current fiscal year, subject to the ratification of such appointment by the Company’s stockholders. Crowe has served as the Company’s independent auditors since January 13, 2009. The decision to engage Crowe as the Company’s principal independent accountants at that time was approved by the audit committee. Representatives of the firm of Crowe will be present at the Annual Meeting by telephone conference call to respond to appropriate questions and will have an opportunity to make a statement, if they so desire.

From September 26, 2007 to January 13, 2009 Grobstein, Horwath & Company LLP (“GH&C”) served as the Company’s independent auditors. The decision to engage GH&C as the Company’s principal independent accountants was approved by the Company’s Audit Committee on September 26, 2007.

During the Company’s 2008 fiscal year through the date of GH&C’s resignation, there was no disagreement between the Company and GH&C on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of GH&C, would have caused GH&C to make reference to the subject matter of the disagreement in connection with its report.

The audit report of GH&C on the financial statements of the Company for the 2008 fiscal year through the date of GH&C resignation did not contain any adverse opinion or disclaimer of opinion, and such audit report was not qualified or modified as to uncertainty, audit scope or accounting principles.

If stockholders fail to ratify the appointment, decline or the Audit Committee terminates the engagement, or Crowe otherwise become unable to serve, the Audit Committee will reconsider its appointment of Crowe.

Public Accounting Fees

Crowe Horwath LLP
	2009	2008
Audit Fees	$248,000	$200,000
Audit Related Fees	$2,800	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Audit fees were for professional services rendered by Crowe during 2008 for the audit of the financial statements included in the Company’s annual report on Form 10-K, and services that are normally provided by Crowe in connection with statutory and regulatory filings or engagements for that year. Crowe did not bill any other fees for services rendered to the Company during 2008.  Audit fees were for professional services rendered by Crowe during 2009 for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s quarterly reports on Form 10-Q, and services that are normally provided by Crowe in connection with statutory and regulatory filings or engagements for that fiscal year. Audit related fees include discussions with management and SEC legal counsel regarding sale of Yihai.

Grobstein, Horwath & Company LLP
2008
Audit Fees	$294,000
Audit Related Fees	$0
Tax Fees	$5,000
All Other Fees	$0

Audit fees for 2008 were for professional services rendered by GH&C during the 2008 fiscal year for the audit of the Company’s annual financial statements and the review of the financial statements included in the Company’s quarterly reports on Forms 10-Q, and services that are normally provided by GH&C in connection with statutory and regulatory filings or engagements for that fiscal year. Tax fees involved preparation of the consolidated tax returns. GH&C did not bill any other fees for services rendered to the Company during the fiscal year ended December 31, 2008 for assurance and related services in connection with the review of the Company’s financial statements.

Pre-Approval of Services

The Audit Committee has adopted pre-approval policies for all services, including both audit and non-audit services, provided by the Company’s independent auditors.  For audit services, each year the independent auditor provides the Audit Committee with an engagement letter outlining the scope of the audit services proposed to be performed during the year, which must be formally accepted by the Audit Committee before the audit commences.  The independent auditor also submits an audit services fee proposal, which also must be approved by the Committee before the audit commences.  All of the audit and tax fees and services described above were pre-approved for 2008 and 2009.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF THE
APPOINTMENT OF THE INDEPENDENT AUDITORS.

OTHER INFORMATION

Annual Report

UPON WRITTEN REQUEST, THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009, TO EACH STOCKHOLDER OF RECORD OR TO EACH STOCKHOLDER WHO OWNED THE COMPANY’S COMMON STOCK LISTED IN THE NAME OF A BANK OR BROKER, AS NOMINEE, AT THE CLOSE OF BUSINESS ON APRIL 27, 2010. ANY REQUEST BY A STOCKHOLDER FOR THE COMPANY’S ANNUAL REPORT ON FORM 10-K SHOULD BE SENT TO:

TIENS BIOTECH GROUP (USA), INC.
No. 6, Yuanquan Road,
Wuqing New-Tech Industrial Park,
Tianjin, People’s Republic of China 301700
Attention: Charles Lv, Secretary

Important Notice Regarding Availability of Proxy Materials

This proxy statement and the Company’s 2009 annual report are available at Company’s website, www.tiens-bio.com.

Other Business

The Company’s management is not aware of any other matters, which are to be presented at the meeting, nor the Company been advised that other persons will present any such matters. However, if other matters properly come before the meeting, the individual named in the accompanying proxy shall vote on such matters in accordance with his best judgment.

STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

The Company intends to hold its 2011 Annual Meeting of Stockholders in May 2011. Stockholders’ proposals intended to be presented at the 2011 Annual Meeting of Stockholders must be submitted in writing to the Secretary of the Company at No. 6 Yuanquan Road, Wuqing New-Tech Industrial Park, Tianjin, China 301700, no later than December 30, 2010 for inclusion in the Company’s proxy statement and form of proxy for that meeting.  Pursuant to the Company’s by-laws the stockholder must (i) timely deliver the proposal to the Secretary, (ii) provide evidence reasonably satisfactory to the Secretary of such stockholder’s status as a stockholder and the number of shares of each class of the Company that the stockholder owns, (iii) provide a list of the names and address of other stockholders, if any, within whom such stockholder is acting in concert, and the number of shares beneficially owned by each such stockholder, and (iv) if the proposal relates to a proposed change in the Company’s Certificate of Incorporation or By-laws, an opinion of counsel to the effect that such change would not be in conflict with the laws of the State of Delaware.  Although proposals that are not timely submitted will not be included in the proxy statement for the 2011 Annual Meeting of Stockholders, the SEC rules allow proxies to grant discretionary authority to vote on matters that were not timely submitted to the Company, provided that the Company had notice of such matters no later than March 15, 2011.

The above notice and proxy statement are sent by order of the Board.

/s/ Jinyuan Li

Jinyuan Li
Chairman of the Board, Chief Executive Officer and President
April 28, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PROXY
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
Tiens Biotech Group (USA), Inc.
To be held on May 28, 2010

Jinyuan Li and Manbo He, and each of them, each with full power of substitution, hereby are authorized to vote as specified below or, with respect to any matter not set forth below, as a majority of those or their substitutes present and acting at the Annual Meeting shall determine, all of the shares of common stock of Tiens Biotech Group (USA), Inc. that the undersigned would be entitled to vote, if personally present, at the Annual Meeting of Stockholders to be held on May 28, 2010 and any adjournment thereof.

Unless otherwise specified, this proxy will be voted FOR Proposals 1 and 2.  The Board of Directors recommends a vote FOR Proposals 1 and 2.

1.	ELECTION OF DIRECTORS

☐ FOR all nominees listed below (except as marked to the contrary below)	☐ WITHHOLD AUTHORITY to vote for all nominees listed below

Mr. Jinyuan Li, Mr. Manbo He, Mr. Yupeng Yan, Ms. Socorro Quintero, Mr. Howard Balloch, Mr. Gilbert Raker

INSTRUCTION: To withhold authority to vote for any nominees, write the nominees’ names on the space provided below.

2.	RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In his discretion, the Proxy is authorized to vote upon any matters, which may properly come before the Annual Meeting, or any adjournment or postponement thereof.

It is understood that when properly executed, this proxy will be voted in the manner directed herein by the undersigned stockholder. WHERE NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE PROXY WILL BE VOTED FOR ALL DIRECTOR NOMINEES IN PROPOSAL 1 AND FOR THE RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS IN PROPOSAL 2.

Please sign exactly as your name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date: __________, 2010
Signature

Signature if held jointly

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.